MuniYield Florida Fund

File No. 811-6502
Item No. 77M (Mergers) -- Attachment



During the fiscal semi-annual period ending April 30, 2000, MuniYield Florida Fund (the "Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of MuniVest Florida Fund ("MuniVest
Florida"), File No. 811-7580.

At meetings of the Boards of Directors of the Registrant and MuniVest Florida, the Boards of Directors approved an Agreement and Plan of Reorganization (the
"Reorganization"). The Reorganization referred collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of MuniVest Florida by the Registrant and the subsequent distribution of Registrant's Common Shares and Registrant's Series B Auction Market Preferred Shares ("AMPS") to the holders of MuniVest Florida Common
Shares and MuniVest Florida AMPS, (ii) the designation of the currently outstanding series of the Registrant's AMPS as Series A AMPS, (iii) the issuance by Registrant of a new series of AMPS to be designated Series B AMPS, and (iv) the subsequent deregistration and termination of MuniVest Florida.

In connection with the Reorganization, on October 4, 1999, the Registrant filed a Registration Statement on Form N-14
(File No.333-88355; the "N-14 Registration Statement").
The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of MuniVest Florida.
Pre-Effective Amendment No. 1 to the N-14 Registration
Statement was filed on November 10, 1999, and the N-14
Registration Statement as so amended was declared effective by the Commission on November 10, 1999.

On December 15, 1999, the shareholders of the Registrant and MuniVest Florida approved the Reorganization at a special meeting of shareholders held for that purpose. On
February 7, 2000 (the "Reorganization Date"), pursuant to the Agreement and Plan of Reorganization, MuniVest
Florida transferred securities and cash valued at $
111,088,917.73 to the Registrant and received in exchange
5,558,038 shares of the Registrant's Common Shares and 1,600 shares of Registrant's Series B AMPS with an aggregate liquidation preference of $25,000, and MuniVest
Florida distributed these shares to its shareholders as provided in the Agreement and Plan of Reorganization.

An Application for Deregistration on Form N-8F will be filed by MuniVest Florida with the Securities and Exchange Commission.